Exhibit 99.2

Pre-workout Consumption of Celsius® Enhances the Benefits of Chronic Exercise on Body Composition and Cardiorespiratory Fitness.

Jeffrey R. Stout, Jordan R. Moon, Sarah E. Tobkin, Chris M. Lockwood, Abbie E. Smith,
Jennifer L. Graef, Kristina L. Kendall,  Travis W. Beck, and Joel T. Cramer.
Presented By: Jeffrey R. Stout - Department of Health and Exercise Science
– The University of Oklahoma - Norman, Oklahoma

Abstract:

Background: The functional beverage, Celsius®, has recently been shown, after acute and chronic (28 days) consumption, to increase resting metabolism and serum blood markers of lipolysis in healthy, college-aged men and women. The purpose of this study was to examine the combined effects of a 10-week exercise program while consuming Celsius® on body composition and cardiorespiratory fitness changes in sedentary men and women.

Methods:  In a double-blind, placebo-controlled design, sedentary men (n=19) and women (n=19) were randomly assigned to identically-tasting treatment (Celsius®; age 27±1.6 yrs, men n=10; women n= 8) or placebo (PL; 24.7±1.4 yrs, men n=9; women n=11) beverages. Both groups participated in a 10-week exercise program under the supervision of a certified trainer.  The endurance and resistance training program was established using the American College of Sports Medicine guidelines for apparently healthy adults. Prior to each workout (15 min), participants consumed Celsius® or PL. Additionally, on non-training days, participants consumed the same beverage ad libitum. Changes in fat mass (FM) and fat-free mass (FFM) were assessed using a five-compartment model, which included body volume, bone mineral content, soft tissue mineral, and total body water measurements. Changes in cardiorespiratory fitness (VO2peak), and time-to-exhaustion (TTE) were assessed using a metabolic cart during a graded exercise test on a calibrated, electronically-braked cycle ergometer.
Results:  A two-way ANOVA [group (Celsius® vs. PL) x time (pre vs. post)] resulted in a significant interaction for FM (F=5.452, P<0.05), VO2peak (F=20.63, P<0.01), and TTE (F=10.453, P<0.01). Post-Hoc analysis revealed significantly (P<0.05) greater changes in Celsius® versus PL for FM (-6.6% vs. -0.35%), VO2peak (+13.8% vs. 5.4%), and TTE (+19.7% vs. 14.0%). In addition, there was a main effect for time for FFM (F=12.57, P<0.01). While no significant difference resulted between the treatment groups, only the Celsius®  group experienced a significant increase in FFM from pre to post (+2.0%; P<0.01) versus PL group (+1.0%, P>0.05).
Conclusions:  Our data suggest that consuming a single serving of Celsius® prior to working out may enhance the positive adaptations of chronic exercise on body composition and cardiorespiratory fitness and endurance performance in sedentary men and women.
Acknowledgements: This study was funded by Celsius®, Inc., Delray Beach, FL

Introduction:

It has previously been reported [1] that a commercially-available, low-calorie energy drink (Celsius®, Celsius, Inc., Delray Beach, FL) significantly increased resting energy expenditure (REE) and serum free fatty acids (FFA) in response to acute oral ingestion compared to a placebo.  In addition,  Roberts et al. [in press] reported a decrease in percent body fat (%FAT), increased serum FFA, and no significant differences in blood lipids or other metabolic safety indices after 28 days of chronic ingestion of the same energy drink versus placebo. Specifically, Dalbo et al. [1] found that compared to placebo, Celsius® significantly increased REE (kcal/d) by approximately 10% after 120 minutes post-ingestion, with no change seen at 180 minutes. At 30, 60, 120 and 180 minutes post-ingestion, circulating FFA concentrations were also significantly elevated, compared to placebo. Concluding that Celsius® may be an effective stimulus to promote weight loss and changes in body composition, independent of modifications in diet or exercise [1].

            Roberts et al. [2] examined the safety and efficacy of chronic ingestion of Celsius® over a 28-day period and also reported a significant increase in FFA concentrations. The resultant increase in FFA in response to consuming Celsius® was similar at Day 29 as it was at Day 1 consumption, suggesting that prolonged Celsius® consumption may increase lipolysis.
 Therefore, the purpose of the current investigation was to assess the effects of 10 weeks of daily consumption of Celsius® or placebo, in combination with five days per week of aerobic and resistance exercise, on cardiorespiratory fitness and body composition in previously sedentary adults.

Experimental Design:

This study involved a minimal nutritional intervention, placebo-controlled, double-blind, randomized design to simulate “real world” use of a commercially-available, low-calorie energy beverage (Celsius®, Celsius, Inc. Delray Beach, FL), consumed once per day for 10 weeks in combination with five days per week of aerobic and resistance exercise. Participants were randomly assigned into one of two groups: placebo + exercise (PLX) or energy drink + exercise (CEX). Thirty-eight sedentary (<30 min. physical activity/wk), men (n=19) and women (n=19), 18-45 years of age, completed this study [PLX = 20 (male=9, female=11) and CEX = 18 (male=10, female=8)]. Descriptive characteristics of the participants can be found in Table 1.

Methods:

Table 1- Participants Descriptive Characteristics of Participants (n = 38, 19 men and 19 women)
Variable	Mean	SD
Age (y)	26	7
Body mass (kg)	82.23	15.88
Height (cm)	169.9	9.1

Body Composition (5C Model):

All body composition assessments were performed on the same day following a 12-hr fast (ad libitum water intake was allowed). The participants were also instructed to avoid exercise for at least 12 hrs prior to testing. Height was measured to the nearest 0.5 cm using a calibrated stadiometer, and body weight (BW) was measured using the BOD POD scale to nearest 0.01 kg.

Bone mineral content (BMC) was estimated using dual-energy X-ray absorptiometry (DEXA) (software version 10.50.086, Lunar Prodigy Advance, Madison, WI). BMC was converted to total-body bone mineral (Mo) using the following equation:

Mo = total-body BMC x 1.0436

Previous test retest scans of 10 men and women measured 24-48 hours apart for Mo produced a TEM of 0.05 kg.

Body volume (BD) was assessed from HW with correction for residual volume (RV). Residual volume was determined with the subject in a seated position using the oxygen dilution method of Wilmore [5] via a metabolic cart with residual volume software (True One 2400®, Parvo-Medics, Inc., Provo, UT.). Underwater weight was measured to the nearest 0.025kg in a submersion tank in which a PVC swing seat was suspended from a calibrated Chatillon® 15-kg scale (Model # 1315DD-H, Largo, FL.). Previous test retest measurements of eleven men and women measured 24-48 hours apart for HW produced a SEM of 0.

Total body water (TBW) was estimated using bioimpedance spectroscopy via the ImpediMed Imp™SFB7 following the procedures recommended by the manufacturer (ImpediMed Limited, Queensland, Australia). Total body water estimates were taken while the participants lay supine on a table with their arms ≥ 30 degrees away from their torso with their legs separated from each other. Electrodes were placed at the distal ends of the participants’ right hand and foot following the manufacturer guidelines. Previous test retest measurements of 10 men and women measured 24-48 hours apart for the SFB7 produced a TEM of 0.564 liters for TBW.

Total body soft tissue mineral (Ms) was estimated from the following equation from Wang et al. (Wang, 2002): Ms = TBW x 0.0129

Body Composition Calculation:

Body fat was estimated using the five-compartment model (5C) of Wang et al. [4] using the following equation:

Body Fat (kg) = 2.748xBV – 0.715xTBW + 1.129xMo + 1.222xMs – 2.051x BM

% Body Fat (%BF) = (FM / Body Weight) x 100

Fat free mass (FFM) = BM – Body fat

The propagation of errors in the 5C model was calculated by finding the SD of the total error of measurement (TEM) using the standard errors of measurement (SEM) for each measurement. Previous test retest reliability of 11 men and women measured 24-48 hours apart for the 5C model was calculated using the following equation:

5C TEM = (TBW SEM2 + HW BV SEM2 + Mo SEM2)1/2

5C TEM = (0.482 + 0.342 + 0.052)1/2

5C TEM = 0.59 %BF

Cardiovascular Testing:

Cardiovascular testing was performed using a Corival 906900 (Lode B.V. Medical Technology, Groningen, The Netherlands) upright cycle ergometer. Participants were instructed to pedal at a cadence of 60-80 RPM, with resistance beginning at 20 Watts (W) and increasing in 20W/min (1W/3sec) until volitional fatigue or until participants could no longer maintain >50 RPM, despite strong verbal encouragement [3]. Respiratory gases were monitored and continuously analyzed with open-circuit spirometry to calculate minute ventilation (VE), oxygen consumption rate (VO2), carbon dioxide expiration rate (VCO2), ventilatory threshold (VT), and respiratory exchange ratio (RER) using a metabolic cart and manufacturer’s software (True One 2400®, Parvo-Medics, Inc., Provo, UT).  The data were averaged over 15-second intervals, with the highest 15-second VO2 value recorded as the peak oxygen uptake (VO2peak). Prior to testing, flow rate and O2 and CO2 analyzers were calibrated following the manufacturer’s recommendations.

Exercise Protocol:

Cardiovascular testing was performed using a Corival 906900 (Lode B.V. Medical Technology, Groningen, The Netherlands) upright cycle ergometer. Participants were instructed to pedal at a cadence of 60-80 RPM, with resistance beginning at 20 Watts (W) and increasing in 20W/min (1W/3sec) until volitional fatigue or until participants could no longer maintain >50 RPM, despite strong verbal encouragement [3]. Respiratory gases were monitored and continuously analyzed with open-circuit spirometry to calculate minute ventilation (VE), oxygen consumption rate (VO2), carbon dioxide expiration rate (VCO2), ventilatory threshold (VT), and respiratory exchange ratio (RER) using a metabolic cart and manufacturer’s software (True One 2400®, Parvo-Medics, Inc., Provo, UT).  The data were averaged over 15-second intervals, with the highest 15-second VO2 value recorded as the peak oxygen uptake (VO2peak). Prior to testing, flow rate and O2 and CO2 analyzers were calibrated following the manufacturer’s recommendations.

Table 2
Week	Duration (min)	%HRR
1	15 – 20	40 – 50
2	20 -25	40 – 50
3	25 – 30	50 -60
4	25 – 30	50 -60
5	25 – 30	60 – 70
6	25 – 30	60 – 70
7	25 – 30	60 – 70
8	30 – 35	60 – 70
9	30 – 35	60 – 70
10	30 – 35	60 – 70
HRR = Heart rate reserve

Celsius® Drink Protocol:

All participants were instructed to consume one drink per day, for a total of 70 consecutive days (10 weeks). During exercise days, participants reported to the training facility and consumed one drink prior to exercise, initiating exercise 15 minutes after consumption. On non-exercise days, time of day for consuming the beverage was left to the subject’s discretion. The supplement facts panel for the beverage (Celsius®, Celsius Inc., Delray Beach, FL) consumed by participants in CEX can be seen to the right of this text. Participants in PLX consumed an identically-canned and labeled placebo beverage that yielded an identical supplement facts profile, minus the “Celsius® Thermogenic Blend” (taurine, guarana seed extract, green tea leaf extract standardized to 10% EGCG, caffeine as caffeine anhydrous, glucuronolactone and ginger root extract).

Results

Changes in VO2PEAK
15%
10%
5%
0%
% Δ
VO2peak (ml/kg*min)
CEX 13.79%
PLX 5.37%

Change in Time-To-Exhaustion (TTE)
20%
15%
10%
5%
0%
% Δ
TTE (seconds)
CEX 19.68%
PLX 14.02%

CEX - VO2peak (ml/kg*min)
25
20
15
10
5
0
-5
% Δ
Pre
Post

PLX - VO2PEAK (ml/kg*min)
25
20
15
10
5
0
-5
% Δ
Pre
Post

CEX - TTE (seconds)
35
30
25
20
15
10
5
0
-5
% Δ
Pre
Post

PLX - TTE (seconds)
35
30
25
20
15
10
5
0
-5
% Δ
Pre
Post

Change in Fat Mass (FM)
2%
0%
-2%
-4%
-6%
-8%
% Δ
Fat Mass (kg)
CEX -6.59%
PLX -0.35%

Change in Fat-Free Mass (FFM)
3%
2%
1%
0%
% Δ
Fat-Free Mass (kg)
CEX 2.00%
PLX 1.01%

CEX - FM (kg)
15
10
5
0
-5
-10
-15
-20
-25
% Δ
Pre
Post

PLX - FM (kg)
15
10
5
0
-5
-10
-15
-20
-25
% Δ
Pre
Post

CEX - FFM (kg)
10
5
0
-5
-10
% Δ
Pre
Post

PLX - FFM (kg)
10
5
0
-5
-10
% Δ
Pre
Post

Group means are represented by bar graphs ,while individual results are depicted using line graphs.
All graphs represent percent change from pre to post intervention (10-week intervention)

■ - Represents a significant difference between groups (CEX and PLX) (p < 0.05).
● - Represents a significant difference from pre- to post- (p < 0.05).

Summary & Conclusions:

Group means are represented by bar graphs ,while individual results are depicted using line graphs.
All graphs represent percent change from pre to post intervention (10-week intervention)
■ - Represents a significant difference between groups (CEX and PLX) (p < 0.05).
● - Represents a significant difference from pre- to post- (p < 0.05).

References:

1.	Dalbo VJ, Roberts MD, Stout JR, Kerksick CM: Acute effects of ingesting a commercial thermogenic drink on changes in energy expenditure and markers of lipolysis. J Int Soc Sports Nutr 2008, 5:6.
2.	Roberts MD, Dalbo VJ, Stout JR, Kerksick CM. Efficacy and safety of a popular energy drink after 28 days of ingestion. Nutrition & Metabolism [in review].
3.	Rossiter HB, Kowalchuk JM, Whipp BJ: A test to establish maximum O2 uptake despite no plateau in the O2 uptake response to ramp incremental exercise. J Appl Physiol 2006, 100:764-770.
4.
Wang Z, Pi-Sunyer FX, Kotler DP, Wielopolski L, Withers RT, Pierson RN, Jr., Heymsfield SB: Multicomponent methods: evaluation of new and traditional soft tissue mineral models by in vivo neutron activation analysis. Am J Clin Nutr 2002, 76:968-974.

5.	Wilmore JH, Vodak PA, Parr RB, Girandola RN, Billing JE: Further simplification of a method for determination of residual lung volume. Med Sci Sports Exerc 1980, 12:216-218.